Exhibit 10.12
                                                                        TSA# 006

                                 CITY UTILITIES

                      TELECOMMUNICATIONS SERVICE AGREEMENT

     This Telecommunications Service Agreement ("TSA"), Service Description ("SD") and Service Level Agreement ("SLA"), (collectively referred to as the "Agreement") between CITY UTILITIES OF SPRINGFIELD, MISSOURI, a municipal utility with its office located at 301 East Central, Springfield, Missouri 65802 ("City Utilities") and TRAVELNOW.COM INC. with its principal offices located at 318 Park Central East, Suite 306, Springfield, Missouri 65806 ("TravelNow"), shall be effective as of the Start Date set forth in the SD.

                                   PROVISIONS

     1. PROVISION OF SERVICES. City Utilities shall provide telecommunication services to TravelNow in accordance with the Agreement. City Utilities shall install, maintain and operate facilities capable of providing the capacity, as described in the SD and SLA, to transmit telecommunications signals between points specified in the SD.

     2. SERVICE DESCRIPTIONS. TravelNow by submission of this Agreement to City Utilities does request the telecommunications services herein set forth. If City Utilities agrees to provide the requested services, City Utilities shall sign the SD and the SLA. City Utilities is under no obligation whatsoever to accept any SD or SLA submitted by TravelNow; and City Utilities may, in its discretion, reject any such SD or SLA.

     3. EFFECTIVE DATE. This Agreement shall be effective between the parties as of the Start Date set forth in the SD.

     4. SERVICE PERIOD. City Utilities shall provide the telecommunications services beginning on the Start Date and ending on the Expiration Date as stated in the applicable SD.

     5. TRAVELNOW RESPONSIBILITIES. TravelNow has sole responsibility for installation, testing, and operation of TravelNow provided equipment other than that specifically provided by City Utilities as set out in this Agreement or as otherwise provided in the SD and/or the SLA. In no event will the untimely installation or non- operation of TravelNow premises equipment relieve TravelNow of its obligation to pay charges for services as of the Start Date.

     6. TRAVELNOW INTERCONNECTIONS. City Utilities and TravelNow will agree on the technical requirements for the requested services so that City Utilities can provide the necessary facilities. City Utilities shall provide the interface equipment and facilities, including cable splicing, if necessary. TravelNow shall provide City Utilities with access to TravelNow's premises so that City Utilities can make interconnections and maintain its facilities. Access will be given at mutually agreeable times.

     7. PAYMENT. Payment for all monthly charges shall be paid in arrears as described in the attached SD. Payment for non-recurring service charges, if any, shall be due on execution of the SD.

     8. TAXES. Charges are exclusive of sales, use, privilege, excise, value added and similar taxes, if any, arising as a result of any telecommunication services provided to TravelNow by City Utilities which are lawfully assessed directly against TravelNow by any taxing authority.

     9. DEFAULT. If TravelNow fails to make any payment when due, City Utilities may give TravelNow thirty (30) days notice of termination of this Agreement. If TravelNow fails to cure such default within the thirty (30) day period, then this Agreement shall terminate without further notice.

     10. FORCE MAJEURE. If performance of this Agreement by either party or any obligation hereunder (other than the payment of money) is prevented, restricted or interfered with by causes beyond its reasonable control including, but not


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limited to, acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government or state or local governments, or of any federal, state or local department, agency, commission, court, bureau, corporation or other government instrumentality, or of any civil or military authority, or by national emergencies, insurrections, riots, wars, strikes, lockouts or work stoppages or other labor difficulties, supplier failures or shortages, then such party shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference. The party claiming force majeure shall notify the other party and shall use reasonable efforts under the circumstances to avoid or remove such force majeure. If the force majeure lasts for more than thirty (30) days, either party may terminate this Agreement on written notice.

     11. NATURE OF AGREEMENT. This Agreement is in the nature of a license for the capacity of service periods indicated in the SD. City Utilities shall at all times retain ownership of its facilities subject only to TravelNow's rights to utilize the capacity provided for in this Agreement. This Agreement does not constitute an assignment or transfer by City Utilities to TravelNow of any severable or identifiable component of the fiber optic cables or associated equipment over which capacity will be provided. City Utilities reserves the right, in its sole discretion, to apportion or reapportion the use of circuits on its fiber optic network between and among its customers, including TravelNow, subject only to its obligations to provide the services specified.

     12. SERVICE WARRANTY. Service warranty shall be addressed individually within the SLA.

     13. NOTICES. Notices shall be in writing and mailed or delivered to the following persons at the addresses listed below:

         CITY UTILITIES:                   TravelNow:
         Todd Murren                       Chris Kuhn, CIO
         Director-Telecommunications       TravelNow.com Inc.
         301 E. Central                    318 Park Central East, Suite 306
         Springfield, MO  65802            Springfield, MO  65806

     14. USE OF FACILITIES. City Utilities will provide the services over its facilities and electronics to TravelNow upon the condition that such facilities shall not be used for any unlawful purpose.

     15. ASSIGNMENT. City Utilities reserves the right to assign all of its rights, duties and obligations under this Agreement to an affiliate of City Utilities at any time during the term of this Agreement, including any extensions, without liability to TravelNow and without causing cancellation of the Agreement. City Utilities shall notify TravelNow in writing of any such assignment forty-five (45) days prior to the date of the assignment.

     16. ENTIRE AGREEMENT. The contract consists of this Agreement and any applicable SD and SLA. The Agreement can only be modified in writing signed by the parties. In the event any provision of this Agreement conflicts with any applicable law, regulation, tariff filed by City Utilities or order of any regulatory body with jurisdiction, then such law, regulation, tariff or order shall prevail.

     17. GENERAL PROVISIONS.

          A. The failure of either party to insist on or enforce, in any instance, strict performance by the other of any of the terms of this Agreement or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment of its right to assert or rely upon any such terms or right on any future occasion.

          B. City Utilities shall perform this Agreement as an independent contractor and neither party shall be the agent, partner, or joint venturer of the other.

          C. TravelNow shall not assign this Agreement without the prior written consent of City Utilities, which will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

          D. This Agreement shall be governed by the laws of the state of Missouri and the venue for any action arising out of this Agreement shall be Greene County, Missouri.

          E. If any provision of this Agreement is invalid or unenforceable, then the remainder of this Agreement shall not be affected by such invalidation or unenforceability.

          F. Provisions contained in this Agreement that by their sense and context are intended to survive the performance of this Agreement shall so survive the completion of performance and termination of this Agreement including, without limitation, provisions for indemnification and the making of any and all payments due under the terms of this Agreement.

          G. This contract is not exclusive and the parties may contract with others for similar services.



     IN WITNESS WHEREOF, the parties have executed this Agreement on the day of September, 1999.


CITY UTILITIES OF SPRINGFIELD,             TRAVELNOW.COM INC.
MISSOURI


By:________________________                By:_________________________________
       General Manager                        Jeff Wasson, President


Date: _____________________                Date: _______________________

                                                                       TSA # 006
                               SERVICE DESCRIPTION

     City Utilities agrees to provide and TravelNow agrees to pay for the services described below subject to the terms and conditions contained in City Utilities Telecommunications Service Agreement with TravelNow, identified by TSA #006 as more fully described and modified by this Service Description and the Service Level Agreement. This Service Description shall not be effective until signed by City Utilities.



Facilities Type/Ckt.  Originating Point     Terminating Point  Start Date       Expiration Date
--------------------- --------------------  -----------------  ---------------  ---------------

NetLink - 10 Mbps     McDaniel Bldg.        City Utilities     October 1, 1999  Sept. 30, 2001
Burstable             (TravelNow.com Inc.)  General Office
--------------------- --------------------  -----------------  ---------------  ---------------


Monthly Recurring Service Charges: - See Other Remarks section for detailed explanation of monthly variable charges. Payment due ten (10) days after mailing by City Utilities to TravelNow.

Installation Charge: - Waived.  Two year contract.


         Originating Point:                      Terminating Point:
         ------------------                      ------------------

City:           Springfield                  City:           Springfield
--------------  ---------------------        --------------  ---------------


Address:        318 Park Central East        Address:        301 E. Central
--------------  ---------------------        --------------  ---------------


Bldg.:          McDaniel, Suite 306          Bldg.:          General Office
--------------  ---------------------        --------------  ---------------


Contact Name:   Chris Kuhn                   Contact Name:   Todd Murren
--------------  ---------------------        --------------  ---------------


Contact Phone:  417.864.3600                 Contact Phone:  417.831.8795
--------------  ---------------------        --------------  ---------------

Other Remarks:

     TravelNow shall pay $_____ per Mbps per ASR per month, rounded to the nearest dollar. The minimum Monthly Recurring Service Charge shall be ____ __________________________ This minimum charge assures a transfer rate of two
(2) megabits per second Average Sustained Rate (ASR) per month. The maximum Monthly Recurring Service Charge is _________________________________ for ten
(10) megabit per second ASR usage. ASR is determined by the following method:

     City Utilities continuously collects 5 minute averaged samples of TravelNow's traffic during the calendar month. Utilizing the industry standard "95th Percentile" model, the top 5 percent of these samples are overlooked, i.e. not used in the calculation. The remaining highest sample establishes the Average Sustained Rate (ASR).

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     If during the term of this Agreement additional NetLink 10 Mbps burstable services are requested by TravelNow at the present location, above the current NetLink 10 Mbps Burstable service specified in this SD, City Utilities will provide the additional Net Link 10 Mbps Burstable services at the current contract minimum monthly _________________________ and burstable rate of _____ _____________________________ per megabit per second per ASR per month within twenty-four (24) business hours.

     TravelNow acknowledges City Utilities' window for maintenance relative to these services as being any Sunday between the hours of 3 a.m. and 6 a.m. Notification by City Utilities will be given 3 business days prior to any scheduled maintenance work.



     IN WITNESS WHEREOF, the parties have executed this Service Description on the day of September, 1999.


CITY UTILITIES OF SPRINGFIELD,            TRAVELNOW.COM INC.
MISSOURI


By:_____________________________          By:_______________________________
   Director - Telecommunications             Jeff Wasson, President

Date: _____________________               Date: _______________________

                                                                       TSA # 006

                    CITY UTILITIES OF SPRINGFIELD / TRAVELNOW
                             SERVICE LEVEL AGREEMENT

     City Utilities warrants that it shall provide telecommunication services and connectivity to TravelNow in accordance with the following provisions for service and support:

     City Utilities does not guarantee uninterrupted service but shall use its best efforts to restore service whenever there is interruption. City Utilities shall give notice to TravelNow within one (1) hour of any loss of connectivity or service between TravelNow and the Internet. This notification shall include;
(a) actions City Utilities is taking to remedy the problem and (b) a possible time frame when service and/or connectivity will be restored. In the unlikely event that service is disrupted, the Monthly Recurring Service Charge shall be reduced proportionally based on the time that the service is interrupted beginning at the time TravelNow notifies City Utilities that the service is interrupted and ending at the time the service is restored. The following are examples of how the Monthly Recurring Service Charge would be reduced:

     Example 1 - Thirty day month (720 hours), service disruption lasts 1 hour. The ASR for that month is 2.5 Mbps and that month's charge would have been ______ (2.5 Mbps X _______). Due the 1 hour interruption, that month's charge is ______ (2.5 Mbps X (719 hours/720 hours) X ______.)

     Example 2 - Thirty day month (720 hours), service disruption lasts 1 hour. The ASR for that month is 1.5 Mbps and that month's charge would have been ______ (2 Mbps X ______). Due the 1 hour interruption, that month's charge is ______ (2 Mbps X (719 hours/720 hours) X ______.)

     If City Utilities fails to restore connectivity and /or service within twenty-four (24) hours following a complete service outage, TravelNow may terminate this Agreement with written notice up to 5 days after the occurrence. This remedy shall not apply to the extent the interruption in service is caused by City Utilities' backbone Internet provider and or TravelNow, its agents or employees.

     Under no circumstances shall City Utilities be liable for any indirect, consequential, or special damages or for any lost profits of any kind or nature whatsoever. The foregoing warranty and remedies are exclusive and in lieu of any other warranties or remedies, whether express, implied or statutory.

     IN WITNESS WHEREOF, the parties have executed this Service Level Agreement on the day of September, 1999.

CITY UTILITIES OF SPRINGFIELD,             TRAVELNOW.COM INC.
MISSOURI


By:_________________________________       By:_________________________________
   Director - Telecommunications              Jeff Wasson, President

Date: _____________________                Date: _______________________